                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                     INVESCO QUALITY MUNICIPAL SECURITIES

An Annual Meeting ("Meeting") of Shareholders of Invesco Quality Municipal Securities (the "Fund") was held on July 17, 2012. The Meeting was held for the following purpose:

(1). Elect six Trustees by the holders of Common Shares and Preferred Shares voting together as a single class, each of whom will serve for a three-year term or until a successor has been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                VOTES     VOTES
               MATTER                            FOR     AGAINST
               ------                         ---------- -------
               (1). James T. Bunch........... 11,583,026 695,982
                    Bruce L. Crockett........ 11,584,639 694,369
                    Rodney F. Dammeyer....... 11,579,666 699,342
                    Jack M. Fields........... 11,626,231 652,777
                    Martin L. Flanagan....... 11,638,128 640,880
                    Carl Frischling.......... 11,573,682 705,326

The Meeting was adjourned until August 14, 2012, with respect to the following proposals:

(1). Approval of an Agreement and Plan of Redomestication that provides for the reorganization of the Fund as a Delaware statutory trust by the holders of Preferred Shares.

(2). Approval of an Agreement and Plan of Merger that provides for the Fund to merge with and into Invesco Quality Municipal Trust by the holders of Preferred Shares.

The results of the voting on the above matters were as follows:

                                        VOTES  VOTES   VOTES   BROKER
         MATTERS                         FOR  AGAINST ABSTAIN NON-VOTES
         -------                        ----- ------- ------- ---------
         (1). Preferred Shares.........  453     0       0        0

         (2). Preferred Shares.........  453     0       0        0

Other proposals, including the redomestication proposal, were adjourned until September 25, 2012. Results from the adjourned meeting will be reflected in the next report to shareholders.